As filed with the Securities and Exchange Commission on October 20, 2004
Registration No. [                   ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-3

TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALAMP CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3647070 (I.R.S. Employer Identification Number)

1401 North Rice Avenue
Oxnard, CA 93030
(805) 987-9000

(Address, including zip code, and telephone number,
including area code, of registrant’s
principal executive offices)

Fred Sturm
President, Chief Executive Officer
CalAmp Corp.
1401 North Rice Avenue
Oxnard, CA 93030

(805) 987-9000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Peter F. Ziegler
Gibson, Dunn & Crutcher LLP
333 S. Grand Avenue
Los Angeles, CA 90071
(213) 229-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered to on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum Aggregate	Amount of
Title of Securities to be Registered	Amount to be Registered	Offering Price	Offering Price	Registration Fee
Common stock, par value $0.01 (1)	7,118,617	N/A	N/A	N/A (2)

(1) This Post-Effective Amendment to Form S-4 on Form S-3 covers 7,118,617 shares of the registrant’s common stock, par value $0.01, originally registered on the Registration Statement on Form S-4 to which this Post-Effective Amendment relates. See “Explanatory Note.”

(2) All filing fees payable in connection with the issuance of these securities were paid in connection with the filing of the registrant’s Registration Statement on Form S-4 (No. 33-112851) filed February 13, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 is to register on Form S-3 an aggregate of 7,118,617 shares of common stock, par value $0.01 (the “Common Stock”), of CalAmp Corp., a Delaware corporation (“CalAmp” or the “Registrant”) previously registered on Form S-4 (Registration No. 33-112851) (the “Selling Stockholder Shares”) and issued to the selling stockholders named herein (the “Selling Stockholders”) in connection with the acquisition by CalAmp of Vytek Corporation (“Vytek”) (the “Merger”). The Merger was consummated on April 12, 2004.

The Selling Stockholder Shares were registered under the Registration Statement on Form S-4 and are hereby transferred to this Form S-3.

This Post-Effective Amendment contains a prospectus to be used in connection with resales of the Selling Stockholder Shares from time to time by the Selling Stockholders.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2004

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

CALAMP CORP.

7,118,617 Shares of Common Stock

     This prospectus relates to the resale of up to 7,118,617 shares of the common stock, par value $0.01 per share (the “Common Stock”), of CalAmp Corp., a Delaware corporation (“CalAmp”) by the selling stockholders listed under the heading “Selling Stockholders” beginning on page 12. The Common Stock being offered by this prospectus was issued to the Selling Stockholders in connection with the merger between Vytek Corporation, a Delaware corporation (“Vytek”), CalAmp, and Mobile Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of CalAmp (“Merger Sub”), whereby, among other things, Merger Sub was merged with and into Vytek and Vytek became the surviving corporation and a wholly owned subsidiary of CalAmp.

     CalAmp common stock is traded on The Nasdaq National Market under the symbol CAMP. The last reported sale price of CalAmp common stock as reported by the Nasdaq National Market on October 18, 2004 was $6.65 per share.

     As described herein under “Use of Proceeds,” CalAmp will not receive any of the proceeds from the sale of the shares of our Common Stock by the Selling Stockholders. The Selling Stockholders will receive all the proceeds from any sales of the shares of Common Stock offered by this prospectus.

     Subject to the restrictions described in this prospectus, the Selling Stockholders (directly to purchasers, or to or through underwriters, agents or dealers designated from time to time) may sell the Common Stock being offered by this prospectus from time to time on terms to be determined at the time of sale. The prices at which these stockholders may sell the shares may be determined by the prevailing market price for the shares, or in negotiated transactions. To the extent required, the number of shares of Common Stock to be sold, purchase price, public offering price, the names of any such underwriter, agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” beginning on page 15.

     See “Risk Factors” beginning on page 3 of this prospectus for a discussion of risks that you should consider before purchasing the securities offered hereby.

The date of this prospectus is      , 2004

     This prospectus incorporates important business and financial information about our company that is not included in or delivered with this prospectus. If you write or call us, we will send you these documents, including exhibits, without charge. You can contact us at:

CalAmp Corp.
1401 North Rice Avenue
Oxnard, CA 93030
Attention: Corporate Secretary
Telephone: (805) 987-9000

We will mail the documents to you by first class mail, or another equally prompt means, by the next day after we receive your request. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for more information about the documents referred to in this prospectus.

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ABOUT THIS PROSPECTUS

     This prospectus is part of a post-effective amendment to a registration statement that we are filing with the Securities and Exchange Commission, or the “SEC”, on behalf of the selling stockholders utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time until this registration statement is withdrawn from registration by CalAmp, sell the shares of our common stock being offered under this prospectus in one or more offerings.

     This prospectus includes and incorporates by reference a general description of the securities that the selling stockholders may offer, and the general manner in which the selling stockholders will offer our Common Stock. To the extent required, we will provide a supplemental prospectus that describes the specific manner in which they may be offered, including the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any underwriter, agent or dealer and any applicable commission or discount with respect to a particular offering by any selling stockholder. The prospectus supplement may add, update, or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference” both beginning on page 17.

     You should rely only on the information contained or incorporated by reference into this prospectus or any related prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. We are not, and the selling stockholders are not, making an offer of the shares of our common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

     CalAmp’s principal executive offices are located at 1401 North Rice Avenue, Oxnard, California 93030, and its telephone number is (805) 987-9000.

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SUMMARY

     The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the financial data and related notes and the documents identified under the caption “Where You Can Find More Information.”

     As used in this prospectus, the terms “CalAmp,” “the Company,” “we,” “our” and “us” refer to CalAmp Corp. and its subsidiaries as a combined entity, except in the places where it is clear that the terms mean only CalAmp Corp. The term “combined company,” as used in this prospectus, refers to the combined company resulting from our merger with Vytek Corporation, which was completed on April 12, 2004.

THE COMPANY

     We are engaged in the design, manufacture and marketing of a broad line of integrated microwave fixed point reception and transmission products used primarily in satellite television and terrestrial broadband applications. Our Satellite Products business unit designs and markets reception components for the worldwide Direct Broadcast Satellite, or DBS, television market as well as a full line of consumer and commercial products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission fixed wireless products for video, voice, data, telephony and networking applications. In our fiscal year ended February 28, 2004, our revenues were $128.6 million and our net income was $5.7 million. We were incorporated in California in 1981 and we reincorporated in Delaware in 1987.

     Our principal executive offices are located at 1401 North Rice Avenue, Oxnard, California 93030. Our telephone number is (805) 987-9000 and our website address is http://www.calamp.com .

RECENT DEVELOPMENTS

     On April 12, 2004, we completed the acquisition of Vytek Corporation, or Vytek. Under the terms of the merger agreement signed on December 23, 2003, we issued an aggregate of 8,123,392 shares of our common stock for all outstanding shares of Vytek. Of the 8,123,392 shares of CalAmp common stock issued in the merger, we have agreed to register for resale by the Selling Stockholders 7,118,617 shares of CalAmp common stock issued to them in the merger.

     Vytek is a provider of technology integration solutions, catering to the needs of enterprises and original equipment manufacturers, or OEMs, in the emerging wireless and mobile computing sector. The company provides integrated solutions leveraging a mix of professional services and proprietary software and hardware platforms. Vytek has a broad array of expertise in wireless technologies, ranging from emerging standards in WiFi (802.11 a/b/g), Bluetooth, Zigbee/802.15.4, and GPRS to specialized technologies such as Project 25/Land Mobile Radio, Radio Frequency Identification, or RFID, and Paging (Flex/ReFlex) for next generation devices and products. In addition to its specialty in emerging wireless technologies, Vytek is one of the leading firms in delivering both the embedded computing platform and the complex software (content delivery) systems essential to powering mobile computing.

     Upon closing of the acquisition, Vytek merged with and into our wholly-owned subsidiary, Mobile Acquisition Sub, Inc. Vytek survived the merger. The surviving company continues to operate the Vytek business.

The Offering

CalAmp securities being offered	CalAmp common stock, par value $0.01

Number of shares of CalAmp common stock being offered	7,118,617 (1)

Shares of CalAmp common stock outstanding as of October 7, 2004	23,197,245

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering. See “Use of Proceeds” on page 11 of this prospectus.

Transfer Agent	American Stock Transfer and Trust Company

NASDAQ National Market Symbol	CAMP

(1) We issued these shares to the selling stockholders in connection with the Vytek merger.

     The selling stockholders may sell the shares of our common stock subject to this prospectus from time to time and in various types of transactions (directly to purchasers, or to or through underwriters, agents or dealers designated from time to time), including sales in the open market, sales in negotiated transactions and sales by a combination of these methods, and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of CalAmp in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell shares at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. Furthermore, the selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise.

     Before making a decision about investing in our common stock, we urge you to carefully consider the specific risks contained in the section titled “Risk Factors” below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

RISK FACTORS

     You should carefully consider the following risk factors, in addition to other information contained in this prospectus and the documents incorporated by reference in this prospectus before deciding to purchase shares of CalAmp’s common stock. See “Where You Can Find More CalAmp Information” and “Documents Incorporated by Reference” both on page 17. If any of the following risks occurs, our business, results of operations and financial condition could be harmed. In that case, the price of our common stock could decline, and you may lose all or part of your investment. We urge you to pay particular attention to the following risks.

Risk Factors and Trends Relating to the Combined Company

Multiple factors beyond our control may cause fluctuations in our operating results and may cause our business to suffer.

     The revenues and results of our operations may fluctuate significantly, depending on a variety of factors, including the following:

•	our dependence on a few major customers in our satellite products business that currently account for a substantial majority of our overall sales;

•	the introduction of new products and services by competitors; and

•	seasonality in the equipment market for the U.S. DBS subscription television industry.

     We will not be able to control many of these factors. In addition, if our revenues in a particular period do not meet expectations, we may not be able to adjust our expenditures in that period, which could cause our business to suffer. We believe that period-to-period comparisons of our financial results will not necessarily be meaningful. You should not rely on these comparisons as an indication of our future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, our stock price may fall, possibly by a significant amount.

CalAmp may not successfully implement its plan for Vytek’s business operations.

     The continued integration of Vytek’s operations into CalAmp’s business may be difficult, time consuming and costly. The combined company must successfully, among other things, integrate Vytek’s sourcing capabilities into CalAmp’s sourcing and manufacturing capabilities. In addition, the combined company needs to retain Vytek’s operating management, key employees, customers, distributors, vendors and other business partners. It is possible that these integration efforts will not be completed as planned, or will be more costly than anticipated, either of which could have an adverse impact on the operations of the combined company.

Our business is subject to many factors that could cause its quarterly or annual operating results to fluctuate and its stock price to be volatile.

     Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. In addition, prior to the merger, Vytek’s quarterly and annual operating results fluctuated in the past. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the trading price of our common stock could significantly decline. Some of the factors that could affect our quarterly or annual operating results include:

•	the timing and amount of, or cancellation or rescheduling of, orders for our products;

•	our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

•	announcements, new product introductions and reductions in price of products offered by our competitors;

•	our ability to achieve cost reductions;

•	our ability to obtain sufficient supplies of sole or limited source components for our products;

•	our ability to achieve and maintain production volumes and quality levels for our products;

•	our ability to maintain the volume of products sold and the mix of distribution channels through which they are sold;

•	the loss of any one of our major customers or a significant reduction in orders from those customers;

•	increased competition, particularly from larger, better capitalized competitors;

•	fluctuations in demand for our products and services; and

•	telecommunications and wireless market conditions specifically and economic conditions generally.

     Due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur at the end of a fiscal quarter. Failure to ship products by the end of a quarter may adversely affect operating results. In the future, our customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, our quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

Because some of our key components are from sole source suppliers or require long lead times, our business is subject to unexpected interruptions, which could cause our operating results to suffer.

     Some of our key components are complex to manufacture and have long lead times. Also, some of our components will be purchased from sole source vendors for which alternative sources are not readily available. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before we would begin receiving adequate supplies from alternative suppliers, if any. As a result, product shipments could be delayed and revenues and results of operations would suffer. If we receive a smaller allocation of component parts than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products and we could lose market share.

Our lack of product diversification means that any decline in price or demand for our company’s products would adversely affect our business.

     Our satellite and wireless access products will account for a substantial portion of our revenue and are expected to do so for the foreseeable future. Consequently, a decline in the price of, or demand for, our satellite or wireless access products, or their failure to achieve or maintain broad market acceptance, could adversely affect our business.

If we do not meet product introduction deadlines, our business could be adversely affected.

     Our inability to develop new products or product features on a timely basis, or the failure of new products or product features to achieve market acceptance, could adversely affect our business. In the past, both CalAmp and Vytek have experienced design and manufacturing difficulties that have delayed their development, introduction or marketing of new products and enhancements and which caused them to incur unexpected expenses. In addition, some of our existing customers have conditioned their future purchases of the combined company’s products on the addition of product features. In the past we have experienced delays in introducing new features. Furthermore, in order to compete in some markets, we will have to develop different versions of existing products that operate at different frequencies and comply with diverse, new or varying governmental regulations in each market.

If demand for our products fluctuates rapidly and unpredictably, it may be difficult to manage the business efficiently which may result in reduced gross margins and profitability.

     Our cost structure will be based in part on our expectations for future demand. Many costs, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. Rapid and unpredictable shifts in demand for our products may make it difficult to plan production capacity and business operations efficiently. If demand is significantly below expectations, we may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave us with excess inventory, which may be rendered obsolete as products evolve during the downturn and demand shifts to newer products. Our ability to reduce costs and expenses may be further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing global customer base. Conversely, in the event of a sudden upturn, we may incur significant costs to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These costs could reduce our gross margins and overall profitability. Any of these results could adversely affect our business.

Because we intend to sell some of our products in countries other than the United States, subjecting us to different regulatory schemes, and we will have a significant foreign supply base, we may not be able to develop products that work with the different standards resulting in our inability to sell our products, and, further, we may be subject to political, economic, and other conditions affecting such countries that could result in reduced sales of our products and which could adversely affect our business.

     If our sales are to grow in the longer term, we must continue to sell our products in many different countries. Many countries require communications equipment used in their country to comply with unique regulations, including safety regulations, radio frequency allocation schemes and standards. If we cannot develop products that work with different standards, we will be unable to sell our products in those locations. If compliance proves to be more expensive or time consuming than the combined company anticipates, our business would be adversely affected. Some countries have not completed their radio frequency allocation process and therefore we do not know the standards with which we would be forced to comply. Furthermore, standards and regulatory requirements are subject to change. If we fail to anticipate or comply with these new standards, our business and results of operations will be adversely affected.

     Sales to customers outside the U.S. accounted for 4.2%, 9.5% and 17.6% of CalAmp’s total sales for the fiscal years ended February 28, 2004, 2003 and 2002, respectively. Assuming that we continue to sell our products to such customers, we will be subject to the political, economic and other conditions affecting countries or jurisdictions other than the U.S., including Africa, the Middle East, Europe and Asia. Any interruption or curtailment of trade between the countries in which we operate and our present trading partners, change in exchange rates, significant shift in U.S. trade policy toward these countries, or significant downturn in the political, economic or financial condition of these countries, could cause demand for and sales of our products to decrease, or subject us to increased regulation including future import and export restrictions, any of which could adversely affect our business.

     Additionally, a substantial portion of our components and subassemblies are currently procured from foreign suppliers located primarily in Hong Kong, mainland China, Taiwan, and other Pacific Rim countries. Any significant shift in U.S. trade policy toward these countries or a significant downturn in the political, economic or financial condition of these countries could cause disruption of our supply chain or otherwise disrupt operations, which could adversely affect our business.

Because we rely on a relatively limited number of customers for a large portion of sales and business, the loss of a major customer could significantly harm our revenue.

     We currently generate a significant portion of sales from a relatively small number of customers. Sales to our four largest customers accounted for approximately 77%, 71% and 82% of total sales in the fiscal years ended February 28, 2004, 2003 and 2002, respectively. The loss of, or a decrease in orders by, one or more of our major customers could adversely affect our sales, business and reputation.

We do not currently have long-term contracts with customers and our customers may cease purchasing products at any time, which could significantly harm our revenues.

     We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not currently provide us with any assurance of future sales. These customers can cease purchasing products from us at any time without penalty, they are free to purchase products from our competitors, they may expose us to competitive price pressure on each order and they are not required to make minimum purchases.

Economic conditions could adversely affect our business and our ability to raise capital.

     The United States was recently in the midst of a general economic downturn, which had a severe negative impact on the worldwide telecommunications, consumer electronics and wireless industries. The rate at which the economy, in general and these industries in particular, recover from the downturn are crucial in our ability to improve our overall financial performance. If the recovery falters, or the economy slides back into a downturn, our business could suffer and we could experience reductions in sales, as well as financial losses, as customers of the combined company attempt to limit their spending. In addition, the adverse impact of any downturn on the capital markets could impair our ability to raise capital as needed and impede our ability to expand our business.

Our wireless access business is subject to rapid technology changes, evolving standards and government regulation.

     The market for broadband wireless Internet access which will be served by our wireless access business is subject to rapid technological change, frequent new service introductions and evolving industry standards. Our future success in this market will depend largely on our ability to anticipate or adapt to technological changes and to offer, on a timely basis, products that meet evolving standards. We cannot predict the extent to which competitors using existing or future methods of delivery of Internet access services will compete with our services. We cannot assure you that:

•	existing, proposed or undeveloped technologies will not render our broadband wireless systems less profitable or less viable;

•	we will have the resources to acquire new technologies or to introduce new services that could compete with future technologies; or

•	we will be successful in responding to technological changes in a timely and cost effective manner.

     Additionally, regulatory changes by the U.S. Federal Communications Commission or by regulatory agencies outside the United States, including changes in the allocation of available frequency spectrum, could significantly affect our operations by restricting our development efforts, rendering current products obsolete, or increasing the opportunity for additional competition. There can be no assurance that new regulations will not be promulgated that could materially and adversely affect our business and operating results.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we cannot be certain that our products will continue to be accepted in the marketplace or capture increased market share.

     The market for integrated microwave fixed point reception and transmission products is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles, and price erosion. We expect competition to intensify as our competitors expand their product offerings and new competitors enter the market. Given the highly competitive environment in which we operate, we cannot be sure that any competitive advantages currently enjoyed by our products will be sufficient to establish and sustain our products in the market. Any increase in price or other competition could result in erosion of our market share, to the extent we have obtained market share, and would have a negative impact on our financial condition and results of operations. We cannot provide assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

     We face competition from a variety of companies, which generally vary in size and in the scope and breadth of products and services offered. We also face competition from customers’ or prospective customers’ own internal development efforts. Many of the companies that currently compete with us, or may compete with us in the future, have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. These competitors may also have pre-existing relationships with our customers or potential customers. As a result, they may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Our competitors may successfully integrate the functionality of our current reception and transmission products into their products and thereby render our products obsolete. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

     We believe that our existing principal competitors for our satellite products business include, and the principal competitors for the combined company’s satellite products business will include, Sharp, Wistron NeWeb Corporation, Alps, Winegard Company, Andrew Corporation, Microelectronics Technology, Inc. and Pro Brand, and that the principal competitors for our wireless access business include IP Wireless, Motorola, WaveCom Electronics Inc., NextNet, Flarion Technologies, Inc., Tran System, Inc., Telelynx, Inc. and Proxim Corporation. In addition, there have been a number of announcements by other companies, including smaller emerging companies, that they intend to enter market segments adjacent to or addressed by our products.

     The engineering solutions market in which the acquired Vytek business operates also includes a large number of companies, is intensely competitive, and faces rapid technological change. We expect Vytek’s competition to continue and intensify, which could result in price reductions, reduced profitability and loss of current or future customers. Vytek’s competitors fall into the following categories: internal information technology or engineering departments of current and potential customers; large information technology consulting services providers such as Accenture, Electronic Data Systems Corporation and International Business Machines Corporation; traditional information technology services providers such as Sapient Corporation; Internet professional services firms; mobile computing consulting and solutions providers such as Wireless Facilities and Aether Systems; and emerging offshore software developers such as Cognizant, Satyam, Infosys, and HCL. In addition, Vytek faces competition in its Embedded Products Division from software and hardware companies such as Wind River Systems, BSQUARE Corporation, Accelent Systems, Inc., Intrinsyc Software, Inc. and Venturcom, Inc.

     The principal competitive factors in Vytek’s business market are leading edge technical knowledge, the reputation and experience of professionals delivering services, customer value and service; the success and reliability of the delivered system; the ability to attract and retain highly skilled, specialized, experienced engineering/consulting professionals; and price. A number of Vytek’s competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers. There can be no assurance that Vytek, as part of the combined company, will be able to continue to compete successfully with existing or future competitors or that competition will not have a material adverse effect on our results of operations and financial condition.

We may not be able to adequately protect our intellectual property, and our competitors may be able to offer similar products and services that would harm our competitive position.

     Our ability to succeed in the wireless access business may depend, in large part, upon our intellectual property. We currently rely primarily on patents, trademark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our intellectual property. These mechanisms provide us with only limited protection. We currently hold 21 patents and have 11 patent applications pending. As part of our confidentiality procedures, we enter into non-disclosure agreements with all of our executive officers, managers and supervisory employees. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. Furthermore, effective protection of intellectual property rights is unavailable or limited in some foreign countries. The protection of our intellectual property rights may not provide us with any legal remedy should our competitors independently develop similar technology, duplicate our products and services, or design around any intellectual property rights we hold.

We may be subject to infringement claims which may disrupt the conduct of our business and affect our profitability.

     We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others, even though we take steps to assure that neither our employees nor our contractors knowingly incorporate unlicensed copyrights or trade secrets into our products. It is possible that third parties may claim that our products and services may infringe upon their trademark, patent, copyright, or trade secret rights. Any such claims, regardless of their merit, could be time consuming, expensive, cause delays in introducing new or improved products or services, require us to enter into royalty or licensing agreements or require us to stop using the challenged intellectual property. Successful infringement claims against us may materially disrupt the conduct of our business and affect profitability. There are currently no legal proceedings or claims for infringement of intellectual property rights pending against us.

If our satellite dish manufacturing subcontractor encounters financial or operating difficulties, it could disrupt the supply of dishes and adversely disrupt our business.

     We closed our satellite antenna dish manufacturing operations in Wisconsin effective February 28, 2004 and outsourced the dish manufacturing to a steel fabrication subcontractor. If this subcontractor encounters financial or operating difficulties, it could disrupt our supply of dishes and adversely affect our business.

We may engage in future acquisitions that have adverse consequences for our business.

     In April 2002, CalAmp completed the acquisition of the assets and business of Kaul-Tronics, Inc., and in April 2004, we completed the acquisition of Vytek. As part of our business strategy, from time to time, we expect to review opportunities to acquire and may acquire other businesses or products that will complement our existing product offerings, augment our market coverage or enhance our technological capabilities. Although we have no current agreements or negotiations underway with respect to any material acquisitions, we may make acquisitions of businesses, products or technologies in the future. However, we cannot be sure that we will be able to locate suitable acquisition opportunities. The acquisitions that we have completed and that we may complete in the future could result in the following, any of which could seriously harm our results of operations or the price of our stock: (1) issuances of our equity securities that would dilute the percentage ownership of our current stockholders; (2) large one-time write-offs; (3) the incurrence of debt and contingent liabilities; (4) difficulties in the assimilation and integration of the acquired companies; (5) diversion of management’s attention from other business concerns; (6) contractual disputes; (7) risks of entering geographic and business markets in which we have no or only limited prior experience; and (8) potential loss of key employees or customers of acquired organizations.

Our primary operations are located near known earthquake faults.

     The occurrence of an earthquake or other natural disaster in the vicinity of our primary operations located in Oxnard, California could cause significant damage to the facility that may require us to cease or suspend operations. Although we will continue to carry insurance for earthquake risks, we can provide no assurance that such insurance coverage will be adequate in the event of a catastrophic loss, that earthquake insurance will continue to be available, or that, if available, we will continue to carry earthquake coverage in the future.

We depend on senior management and other key personnel. If we lose any members of our senior management team, our ability to carry out our long-term business strategy could be adversely affected.

     We believe our future success largely depends on the expertise of our senior management team. The loss of one or more members of senior management could disrupt our operations or the execution of our business strategy.

Cost of licenses to use radio frequencies may restrict the growth of the wireless communications industry and demand for our products.

     Radio frequencies are required to provide wireless services. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to wireless services. The growth of the wireless communications industry may be affected if adequate frequencies are not allocated or, alternatively, if new technologies are not developed to better utilize the frequencies currently allocated for such use.

     Industry growth has been and may continue to be affected by the cost of new licenses required to use frequencies and the related frequency relocation costs. Typically, governments sell these licenses at auctions. Over the last several years, the costs of these licenses and the related frequency relocation costs have increased significantly. The significant cost for licenses and related frequency relocation costs have slowed and may continue to slow the growth of the industry. Growth is slowed because some operators have funding constraints limiting their ability to purchase new licenses, pay the relocation costs or technology to upgrade systems and the financial results for a number of businesses have been affected by the industry’s rate of growth. Slowed growth among operators may restrict the demand for our products.

A failure to rapidly transition or to transition at all to newer digital technologies could adversely affect our business.

     Our success, in part, will be affected by the ability of our wireless businesses to continue its transition to newer digital technologies, and successfully compete in that business and gain market share. We face intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market.

We will depend upon wireless networks owned and controlled by others, unproven business models and emerging wireless carrier models to deliver existing services and to grow.

     If we do not have continued access to sufficient capacity on reliable networks, we may be unable to deliver services and our sales could decrease. Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. All of our services will be delivered using airtime purchased from third parties. We will depend on these companies to provide uninterrupted service free from errors or defects and would not be able to satisfy our customers’ needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and profitability could be materially adversely affected if wireless carriers were to increase the prices of their services. Our existing agreements with the wireless carriers generally have one-year terms. Some of these wireless carriers are, or could become, our competitors, and if they compete with us, they may refuse to provide us with their services.

Our software may contain defects or errors, and its sales could decrease if this injures our reputation or delays shipments of our software.

     Our current software products and platforms are complex and must meet the stringent technical requirements of customers. Therefore, we must develop services quickly to keep pace with the rapidly changing software and telecommunications markets. Software as complex as that which will be offered by us is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Some existing contracts related to software contain provisions that require us to repair or replace products that fail to work. To the extent that such products are repaired or replaced in the future, our expenses may increase, resulting in a decline in our gross margins. In addition, our software may not be free from errors or defects after delivery to customers has begun, which could result in the rejection of our software or services, damage to our reputation, lost revenue, diverted development resources and increased service and warranty costs.

New laws and regulations that impact the industry could increase costs or reduce opportunities for us to earn revenue.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to Delaware corporations of similar size that are headquartered in California. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers that supply airtime and certain hardware suppliers are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

An increase in regulation of the Internet may have an adverse effect on our business.

     There are currently few laws or regulations that apply directly to access to, or commerce on, the Internet. We could be adversely affected by any such regulation in any country where we operate. The adoption of such measures could decrease demand for our products and at the same time increase the cost of selling such products.

Acts of war or terrorism may have an adverse effect on our business.

     Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically, on our business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact our ability to consummate future debt or equity financings and negatively affect our ability to manufacture, source and deliver low-cost goods in a timely manner.

Steel prices have undergone recent significant price increases which ultimately could affect our pricing and related gross margins.

     Steel prices have increased in recent months to historical highs as a result of a relatively low level of supply matched with a relatively high level of demand. Our sales and operating income could decrease if we are unable to pass cost increases on to our customers.

Anti-takeover defenses in our charter and under Delaware law could prevent us from being acquired or limit the price that investors might be willing to pay for our common stock in an acquisition.

     Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the time the person became an interested stockholder, unless specific conditions are met. In addition, we have in place various protections which would make it difficult for a company or investor to buy the Company without the approval of our board of directors, including a stockholder rights plan, a classified board of directors, provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings and super-majority voting requirements with respect to extraordinary actions. All of the foregoing could hinder, delay or prevent a change in control and could limit the price that investors might be willing to pay in the future for shares of our common stock.

Risks Related to the Securities Market

The trading price of shares of our common stock may be affected by many factors and the price of shares of our common stock could decline.

     As a publicly traded company, the trading price of our common stock has fluctuated significantly in the past. The future trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

•	actual or anticipated fluctuations in revenues or operating results;

•	failure to meet securities analysts’ or investors’ expectations of performance;

•	changes in key management personnel;

•	announcements of technological innovations or new products by CalAmp or its competitors;

•	developments in or disputes regarding patents and proprietary rights;

•	proposed and completed acquisitions by us or our competitors;

•	the mix of products and services sold;

•	the timing, placement and fulfillment of significant orders;

•	product and service pricing and discounts;

•	acts of war or terrorism; and

•	general economic conditions.

Our stock price is highly volatile and we expect it to remain highly volatile.

     The market price of our stock has been highly volatile and we expect it to remain highly volatile due to the risks and uncertainties described in this section of the prospectus, as well as other factors, including:

•	substantial volatility in quarterly revenues and earnings due to our current dependence on a small number of major customers; and

•	comments by securities analysts, or our failure to meet market expectations.

     Over the two-year period ended October 18, 2004, the price of CalAmp common stock as reported on The Nasdaq National Market ranged from a high of $17.20 to a low of $3.07. The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources.

Some of our stockholders are prohibited absent our consent from selling our common stock received in the merger for a minimum of 180 days and maximum of 365 days following the merger.

     The former executive officers, directors and certain former affiliates of Vytek entered into lock-up agreements with us. The lock-up agreements provide that, absent our consent, each individual or entity entering into a lockup agreement will not sell, transfer or otherwise dispose of certain shares of our common stock owned by that person in the merger or otherwise for a specified period of time after the merger. Half of the shares received by each party to the lockup agreements were so restricted until October 9, 2004. One quarter of the shares received by each party to the lock-up agreements are so restricted until January 11, 2005, and the remaining quarter are so restricted until April 12, 2005. During this period, the price of our common stock may fluctuate significantly. These holders will be prohibited from selling their common stock at a time they may consider appropriate, resulting in reduced liquidity and selling opportunities until April 12, 2005. However, all of these shares of our common stock will become eligible for sale to the public after April 12, 2005. The sale of a large amount of shares in the public market after the expiration of any lock-up period, or the appearance that a large number of shares are available for sale, may cause the market price of our common stock to decline. In addition, in our sole discretion, we may elect to release any and all shareholders from the restrictions of their lock-up agreements prior to the expiration of any lock-up period.

Lack of expected dividends may make our stock less attractive as an investment.

     We intend to retain all future earnings for use in the development of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Generally stocks which pay regular dividends command higher market trading prices, and so our stock price may be lower as a result of our dividend policy.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This document contains and incorporates “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included or incorporated into this prospectus or any prospectus supplement regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions indicates that a forward-looking statement is being made. Forward-looking statements include, among other things, the information concerning possible or assumed future results of operations of CalAmp or the combined company set forth in this document and documents incorporated by reference.

     Forward-looking statements are based on information available to our management at the time they were made, and are not guarantees of performance. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included in this prospectus and will include in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Many of the factors that will determine our future performance and success are beyond our ability to control or predict. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3. We expressly disclaim any obligation to update or alter forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. All of the proceeds from the sale of shares of common stock by the selling stockholders will be received by the selling stockholders.

SELLING STOCKHOLDERS

     On April 12, 2004, Vytek Corporation merged with and into Mobile Acquisition Sub, Inc., a Delaware corporation, of which we are the sole stockholder. Vytek survived the merger and continues to operate the Vytek business following the acquisition.

     In exchange for all of their shares of Vytek’s common stock, we issued to the selling stockholders 7,118,617 shares of our common stock. Each of the selling stockholders may be deemed to have been an “affiliate,” as that term is defined in Rule 145 under the Securities Act, of Vytek at the effective time of the Vytek merger. We have agreed to register for resale by the selling stockholders all of the 7,118,617 shares of CalAmp common stock issued to them in connection with the merger with Vytek. The number of shares being registered pursuant to the registration statement of which this prospectus is part may be adjusted to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     Shares of CalAmp common stock issued to some “affiliates” of Vytek, as that term is defined in Rule 145 under the Securities Act, are being registered by way of the registration statement of which this prospectus forms a part. Without this registration statement, these shares could only be resold by the affiliates subject to the restrictions on resale in Rule 145. Approximately 43.8% of the shares that may be offered for resale by the selling stockholders are subject to lock-up agreements and, therefore, the ability to resell these shares will be restricted during the first 365 days following the merger. However, in our sole discretion, we may elect to release any and all shareholders from the restrictions of their lock-up agreements prior to the expiration of any lock-up period.

     Selling stockholders, including their transferees, pledgees or donees or their respective successors, may from time to time offer and sell under this prospectus any or all of the common stock covered by this prospectus. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their respective successors.

     The following table sets forth the name and address of the selling stockholders, the number of shares and percentage of shares of CalAmp common stock that the selling stockholders owned prior to the offering for resale of any of the shares of CalAmp common stock being registered hereby, the maximum number of shares of CalAmp common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus and the percentage of shares of CalAmp common stock to be held by the selling stockholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling stockholders).

			Percentage of Shares of CalAmp
	Shares of CalAmp	Number of Shares	Common Stock Owned(4)
	Common Stock	of CalAmp	Before	After
	to be Resold	Common Stock	Offering of the	Offering of the
Selling Stockholders (1)	in the Offering (2)	Owned (3)	Resale Shares	Resale Shares (5)
Mobius Technology Ventures Advisors Fund VI, LP 300 El Camino Real Ste. 500 Palo Alto, CA 94306	30,210	30,210	*	*
Softbank US Ventures VI, L.P. 300 El Camino Real Ste. 500 Palo Alto, CA 94306	831,697	831,697	3.6%	*
Mobius Technology Ventures Side Fund VI, LP 300 El Camino Real Ste. 500 Palo Alto, CA 94306	31,712	31,712	*	*
Mobius Technology Ventures VI, L.P. 300 El Camino Real Ste. 500 Palo Alto, CA 94306	775,450	775,450	3.3%	*
GS & Co PEP Technology Fund 2000, L.P. One New York Plaza, Attn: John DeSouza New York, NY 10004	264,501	264,501	1.1%	*

			Percentage of Shares of CalAmp
	Shares of CalAmp	Number of Shares	Common Stock Owned(4)
	Common Stock	of CalAmp	Before	After
	to be Resold	Common Stock	Offering of the	Offering of the
Selling Stockholders (1)	in the Offering (2)	Owned (3)	Resale Shares	Resale Shares (5)
GS PEP Technology Fund 2000 Offshore Holdings, L.P. One New York Plaza, Attn: John DeSouza New York, NY 10004	104,388	104,388	*	*
GS & Co Private Equity Partners 1999 Direct Investment Fund, L.P. One New York Plaza, Attn: John DeSouza New York, NY 10004	7,731	7,731	*	*
Stone Street PEP Technology Fund 2000, L.P. One New York Plaza, Attn: John DeSouza New York, NY 10004	94,488	94,488	*	*
CIBC Employee Private Equity Fund Partners 425 Lexington Ave. New York, NY 10017	278,523	278,523	1.2%	*
Charter Vytek LLC 535 Madison Ave., 28th Floor New York, NY 10022	1,664,940	1,664,940	7.2%	*
CIBC MB, Inc. 425 Lexington Ave. New York, NY 10017	835,567	835,567	3.6%	*
Frontenac VIII Limited Partnership 135 LaSalle Street Suite 3800 Chicago, IL 60603	1,188,151	1,188,151	5.1%	*
Frontenac Masters VIII Limited Partnership 135 LaSalle Street Suite 3800 Chicago, IL 60603	53,043	53,043	*	*
Leonard J. Fassler 70 West Red Oak Lane White Plains, NY 10604	58,453	58,453	*	*
VTK Management LLC 70 West Red Oak Lane White Plains, NY 10604	186,296	186,296	*	*
James E. Ousley 12670 High Bluff Drive San Diego, CA 92130	143,154	143,154	*	*
Walter J. Cook, II 12670 High Bluff Drive San Diego, CA 92130	33,545	33,545	*	*
Tracy R. Trent 12670 High Bluff Drive San Diego, CA 92130	85,665	85,665	*	*
Vetter Investments, LLC 60 Mac Bain Avenue Atherton, CA 94027	2,292	2,292	*	*

			Percentage of Shares of CalAmp
	Shares of CalAmp	Number of Shares	Common Stock Owned(4)
	Common Stock	of CalAmp	Before	After
	to be Resold	Common Stock	Offering of the	Offering of the
Selling Stockholders (1)	in the Offering (2)	Owned (3)	Resale Shares	Resale Shares (5)
John Major P.O. Box 27 Rancho Santa Fe, CA 92067	1,484	1,484	*	*
Raymond Thomas 17911 Vista Lomas Drive Poway, CA 92064	1,141	1,141	*	*
Mission Ventures, L.P. 11512 El Camino Real Suite 3215 San Diego, CA 92105	142,479	142,479	*	*
Mission Ventures Affiliates, L.P. 11512 El Camino Real Suite 3215 San Diego, CA 92105	29,806	29,806	*	*
Mission Ventures II, L.P. 11512 El Camino Real Suite 3215 San Diego, CA 92105	229,359	229,359	1.2%	*
Mission Ventures Affiliates II, L.P. 11512 El Camino Real Suite 3215 San Diego, CA 92105	27,770	27,770	*	*
Tracy R. Trent Children’s Trust 12670 High Bluff Drive San Diego, CA 92130	16,772	16,772	*	*

*	Less than 1%

(1)	This table is based upon information supplied to CalAmp by Vytek prior to the acquisition, or by the selling stockholders. The table assumes that the selling stockholders sell all of the shares offered under this prospectus and that they do not acquire any other shares of our common stock before they sell all the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus or in another permitted manner, we cannot give any assurances as to the actual number of shares that will be sold by the selling stockholders or the number of shares of our common stock that will be held by any selling stockholders after completion of the sales. The registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares. Information concerning the selling stockholders may change from time to time, and changed information will be presented in an amendment to the registration statement or supplement to this prospectus, if and when necessary and required.

(2)	This registration statement also covers any additional shares of our common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(3)	The number of shares owned by the selling stockholders include 854,700 shares which were deposited into an escrow fund to serve as security for potential indemnity claims by the Company under the merger agreement. Of the 854,700 shares held in escrow, the Company estimates that a substantial portion of the escrowed shares will be subject to reversion to the Company pursuant to the working capital provisions of the merger agreement dated December 23, 2003.

(4)	The percentage of shares owned is determined based upon 23,197,245 shares of CalAmp common stock issued and outstanding as of October 7, 2004.

(5)	Assumes that the selling stockholders sell all of the shares available for resale.

     Under Rule 415 under the Securities Act, we have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale from time to time of our common stock subject to this prospectus. Our common stock being registered under this registration statement is being registered to permit public secondary trading of such common stock. Subject to the restrictions described in this prospectus, the selling stockholders may offer our common stock being offered under this prospectus for resale from time to time. Because the selling stockholders may dispose of all or a portion of our common stock covered by this prospectus, we cannot estimate the number of shares of our common stock that will be held by each selling stockholder upon the termination of any such disposition. In addition, subject to the restrictions described in this prospectus, the selling stockholders identified above may sell, transfer or otherwise dispose of a portion of the common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

CalAmp’s Relationships with the Selling Stockholders

     Tracy Trent, who was the Executive Vice President and Chief Operating Officer of Vytek, entered into an employment agreement with CalAmp to become President, Vytek Solutions Division, of CalAmp, effective April 12, 2004 simultaneously with the closing of the Vytek merger. James E. Ousley, the former President and Chief Executive Officer of Vytek, was nominated as a director of CalAmp in connection with the Vytek merger and elected to our Board of Directors at the CalAmp Annual Meeting of Stockholders held on July 30, 2004.

     Each of the selling stockholders subject to a lock-up agreement has also entered into registration rights agreement with CalAmp with respect to the shares issued to them in connection with merger. Under the registration rights agreement, CalAmp must notify the selling stockholders at least 20 days prior to the filing of any registration statement under the Securities Act with respect to an underwritten offering and will afford each stockholder an opportunity to include in such registration statement all or some of the CalAmp stock received pursuant to the merger, among other things. All stockholders proposing to distribute their stock in this manner must enter into an underwriting agreement with the underwriter, and the underwriter may, in certain circumstances, limit the number of shares to be included in the offering.. We also agreed to indemnify the selling stockholders in certain circumstances and bear certain customary costs in connection with an underwritten offering.

     Under the merger agreement, we agreed to register for resale by the selling stockholders all of the shares of CalAmp common stock issued to them in connection with the merger with Vytek. If required by applicable law, we agreed to file this post-effective amendment on Form S-3, and keep this post-effective amendment effective until the earliest of: (i) two (2) years after the effective time of the merger, (ii) the date of final sale by the selling stockholders of all shares of registered hereunder or (iii) the date upon which all selling stockholders’ shares issued pursuant to the merger become saleable without registration pursuant to Rule 144 under the Securities Act. In addition, under the terms of the registration rights agreement, we agreed to provide certain indemnities and bear certain customary costs related to our obligation to register for resale all of the shares of CalAmp common stock issued to them in connection with the merger on behalf of the selling stockholders.

PLAN OF DISTRIBUTION

     The shares of Common Stock being offered by the selling shareholders and their successors, including their transferees, pledgees or donees or their respective successors, may be sold through one or more of the following methods: (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; (iii) through agents; (iv) in block trades in which a dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction; (v) to a dealer as principal who may resell for its own account under this prospectus; (vi) through a distribution in accordance with the rules of any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale (including The Nasdaq National Market System); (vii) in ordinary brokerage transactions and transactions in which a broker solicits purchasers; (viii) “at the market” to or through market makers or into an existing market for shares; or (ix) through a combination of any such methods of sale. If underwriters, dealers or agents are used, the name of any such underwriter, dealer or agent involved in the offer and sale of the Common Stock, the amounts underwritten, any discounts or commissions, and the nature of its obligation to purchase the Common Stock, and any securities exchange on which such shares may be listed, will be described in a prospectus supplement, if required.

     The distribution of the Common Stock may be effected from time to time in one or more transactions on one or more exchanges, on The Nasdaq National Market, or in the over-the-counter market or otherwise, at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Prices may change over time.

     Only agents, dealers or underwriters named in the prospectus supplement are deemed to be agents, dealers or underwriters in connection with the shares of common stock offered thereby. If underwriters are used in the sale, the shares may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, either at fixed prices, market prices prevailing at the time of sale, varying prices determined at the time of sale, or at negotiated prices.

     The selling stockholders may also sell shares of common stock directly or through agents or dealers designated from time to time. Any agent or dealer involved in the offering and sale of the shares will be named in the applicable prospectus supplement, if required. Any commissions payable by the selling stockholders to such agent or dealer will be set forth in applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent or dealer is acting on a best efforts basis for the period of its appointment.

     In connection with the sale of Common Stock, underwriters, dealers or agents may receive compensation from the selling shareholders or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act of 1933, as amended, referred to as the Securities Act. Any discounts or commissions they receive from us or the selling shareholders and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

     To facilitate the offering of Common Stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of CalAmp common stock by the selling stockholders or other persons. Under these rules and regulations, the selling stockholders and other persons participating in the sale or distribution may not engage in any stabilization activity in connection with CalAmp common stock; must furnish each broker which offers shares covered by this prospectus with the number of copies of this prospectus and any supplement which are required by the broker; and may not bid for or purchase any CalAmp common stock or attempt to induce any person to purchase any CalAmp common stock other than as permitted under the Exchange Act. These restrictions may affect the marketability of any resale shares offered by the selling stockholders. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     If so indicated in a prospectus supplement, the selling stockholders will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase shares of common stock providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the number of shares that may be purchased by any such institutional investor or on the number of shares that may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions we may approve. The obligations of any such purchasers under this delayed delivery and payment arrangement will only be subject to the following two conditions: (i) at the time of delivery the purchase of the shares of common stock by an institution will not be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii)if the shares of common stock are being sold to underwriters, the selling stockholders will have sold to such underwriters the total number of shares less the number of shares covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the selling stockholders or such institutional investors.

     We will list any shares of Common Stock sold pursuant to a prospectus supplement on the Nasdaq National Market, subject to official notice of issuance.

     Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby have been passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

     The consolidated financial statements of CalAmp Corp. (formerly California Amplifier, Inc.) as of February 28, 2004 and 2003, and for each of the years in the three-year period ended February 28, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Vytek Corporation (formerly Vytek Wireless, Inc.) as of December 31, 2003 and 2002 and for each of the two years in the period then ended appearing in CalAmp Corp.’s (formerly California Amplifier, Inc.) Current Report on Form 8-K/A filed on June 28, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. Our SEC filings are also available on our website, which is http://www.precast.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

     We have filed a registration statement on Form S-3 with the SEC covering sales of our common stock. This document does not contain all of the information you can find in the registration statement or its exhibits. For further information, you should refer to those documents. The statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement or document filed as an exhibit to the registration statement, each statement being qualified by this reference.

DOCUMENTS INCORPORATED BY REFERENCE

     We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC will automatically update and supersede earlier information contained or incorporated by reference in this prospectus.

     The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different.

     We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (other than Current Reports furnished under items 9 or 12 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2004, filed on May 28, 2004, and the amendment thereto, filed on September 3, 2004;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2004, filed on July 13, 2004, and the amendment thereto, filed on September 3, 2004;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, filed on October 12, 2004;

•	our Current Reports on Form 8-K filed on March 11, 2004, March 19, 2004, April 9, 2004, April 13, 2004, April 21, 2004, April 26, 2004, April 27, 2004 (and the amendment thereto, filed on June 28, 2004), June 1, 2004, July 13, 2004, and October 8, 2004; and

•	The description of our common stock contained in our Registration Statement on Form S-1/A filed on March 25, 1993.

     We will provide you, at no charge, a copy of the documents we incorporate by reference in this prospectus. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

CalAmp Corp.
1401 North Rice Avenue
Oxnard, California 93030
Attention: Corporate Secretary
Telephone: (805) 987-9000

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of CalAmp common stock, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer or solicitation of an offer in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in the affairs of CalAmp since the date of this prospectus. The selling stockholders have supplied all information contained in this document with respect to the selling stockholders.

CalAmp Corp.

Common Stock

PROSPECTUS

, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than discounts and commissions, if any, incurred in connection with the sale of common stock being registered. All amounts are estimated except the Securities and Exchange Commission registration fee.

     CalAmp will bear all its own expenses incurred in connection with the sale of the common stock being registered hereby. The selling stockholders will bear any fees, costs and expenses incurred by them and will also pay any commissions and discounts relating to the shares to be sold by them.

Securities and Exchange Commission registration fee	*
Legal fees and expenses	$20,000
Accounting fees and expenses	$15,000
Printing and filing fees	$4,000
Total	$39,000

     * Not applicable

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Article VII of the Registrant’s Certificate of Incorporation, as amended, and Article VII of its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In October 1987, the Company effectively entered into, and the stockholders of the Company ratified, an indemnity agreement with Arthur H. Hausman. The purpose of the indemnity agreement is to provide the broadest possible indemnification of the person entering into the indemnity agreement consistent with applicable law.

Should Section 2115 of the California Corporations Code apply to the Registrant, the Registrant’s ability to indemnify its directors, officers, employees and agents pursuant to the Certificate of Incorporation, the Bylaws, the Indemnity Agreements or otherwise may be further limited in accordance with the provisions of the California Corporations Code made applicable by Section 2115.

The Company maintains an insurance policy that indemnifies directors and officers against certain liabilities under certain circumstances.

Item 16. EXHIBITS

Exhibit
Number	Exhibit
4.1	Registration Rights agreement dated February 11, 2004, as Exhibit H to the Agreement and Plan of Merger and Reorganization dated December 23, 2003 among the Registrant, Mobile Acquisition Sub, Inc., Vytek Corporation, and James E. Ousley, as Stockholder Representative, filed as Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 filed on February 13, 2004, incorporated herein by reference.
4.2	Amended and Restated Rights Agreement, amended and restated as of September 5, 2001, by and between Registrant and Mellon Investor Services LLC, as Rights Agent filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 6, 2001, and incorporated herein by reference.
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP.
23.3*	Consent of Ernst & Young LLP
24.1*	Power of Attorney (on signature page).

* Filed herewith.

Item 17. UNDERTAKINGS.

A.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rules 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

D. The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

F. The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California, on this 20th day of October, 2004.

CalAmp Corp.

By:	/s/ Fred Sturm

Fred Sturm
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint each of Messrs. Fred Sturm and Richard Vitelle, each with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date
/s/ Fred Sturm	President, Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2004
Fred Sturm

/s/ Richard Vitelle	Vice President of Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 20, 2004
Richard Vitelle

/s/ Richard Gold	Chairman of the Board	October 20, 2004
Richard Gold

/s/ Arthur Hausman	Director	October 20, 2004
Arthur Hausman

/s/ Albert Moyer	Director	October 20, 2004
Albert Moyer

/s/ James Ousley	Director	October 20, 2004
James Ousley

/s/ Frank Perna, Jr.	Director	October 20, 2004
Frank Perna, Jr.

/s/ Thomas Ringer	Director	October 20, 2004
Thomas Ringer

EXHIBIT INDEX

Exhibit
Number	Exhibit
4.1	Registration Rights agreement dated February 11, 2004, as Exhibit H to the Agreement and Plan of Merger and Reorganization dated December 23, 2003 among the Registrant, Mobile Acquisition Sub, Inc., Vytek Corporation, and James E. Ousley, as Stockholder Representative, filed as Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 filed on February 13, 2004, incorporated herein by reference.
4.2	Amended and Restated Rights Agreement, amended and restated as of September 5, 2001, by and between Registrant and Mellon Investor Services LLC, as Rights Agent filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 6, 2001, and incorporated herein by reference.
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP.
23.3*	Consent of Ernst & Young LLP
24.1*	Power of Attorney (on signature page).

*	Filed herewith.